Jesup & Lamont Inc.’s Subsidiary Files Arbitration Against

Penson Financial Services

LONGWOOD, Fla., Jan 15, 2009 /PRNewswire-FirstCall/ -- Jesup & Lamont Inc. (Amex: JLI-News), the parent company of Empire Financial Group, Inc. (Empire), announced today that Empire has filed a $25 million arbitration claim against one of its clearing brokers, Penson Financial Services, Inc., a NASDAQ listed company, its CEO, Phil Pendergraft, its President, Daniel Son and its Chairman, Roger Engemoen. Empire’s causes of action include extortion, civil theft, conspiracy, tortuous interference with contractual relationships and aiding and abetting breach of fiduciary duty. The claims relate to the assistance Penson provided in connection with a $1 million+ fraud perpetrated upon Empire and Penson’s collusion with a “raid” of Empire’s global execution services business.

Empire further alleges that Penson sought to profit by making false statements to FINRA, Empire’s primary regulator, in the interest of closing the firm. Thereafter, Penson demanded payments of over $1 million before Empire could reopen. Penson has also seized a substantial clearing deposit of Empire’s as well as commission revenue. As a result of these acts, the brokerage firm has sustained significant harm. For additional information contact: Philip J. Snyderburn, Esquire at psnyderburn@srslaw.net.

About Jesup & Lamont Inc.

Established in 1877, Jesup & Lamont has an extensive history on Wall Street, with its origins encompassing such successes as providing brokerage services to Standard Oil and raising capital for the construction of Rockefeller Center. Jesup & Lamont, through its two wholly owned brokerage subsidiaries, offers full service broker-dealer services through its approximately 300 retail brokers in over 30 offices nationwide and institutional sales offices in New York, San Francisco, Boston, Boca Raton and Orlando. The Company’s Jesup and Lamont Securities Corporation subsidiary also publishes proprietary research on several industries including Aerospace/Defense, Alternative Energy and Life Sciences/Healthcare and offers comprehensive investment banking services.

Forward-Looking Statement Disclaimer

This press release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risk, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, without limitation, fluctuations in the volume of transactional services provided by the Company, competition with respect to financial services commission rates, the effect of general economic and market conditions, factors affecting the securities brokerage industry as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to revise or update any forward-looking statement.

Source: Jesup & Lamont, Inc.

Contact:

Donald A. Wojnowski, CEO and President
Jesup & Lamont, Inc.
DWojnowski@empirenow.com
Phone: 407-774-1300